Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
THIRD QUARTER 2008 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, November 3, 2008 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter and nine months ended September 30, 2008.  The sale of Bois d'Arc Energy, Inc. ("Bois d'Arc") to Stone Energy Corporation ("Stone") (NYSE: SGY), including Comstock's stake in Bois d'Arc, was completed on August 28, 2008, which resulted in an after tax gain to Comstock of $158.1 million ($3.45 per diluted share) being recognized in the quarter.  This gain and the operating results of Bois d'Arc are reflected as discontinued operations in the Company's financial statements.

Financial Results for the Three Months and Nine Months Ended September 30, 2008

Comstock reported record net income of $224.6 million or $4.91 per diluted share for the third quarter of 2008 as compared to 2007's third quarter net income of $16.4 million or $0.37 per diluted share.  Excluding the gain from the sale of the Company's interest in Bois d'Arc and the net income attributable to the Company's ownership in Bois d'Arc, Comstock's income from continuing operations was $54.8 million or $1.20 per diluted share as compared to income from continuing operations of $10.1 million or $0.23 per diluted share for the third quarter of last year.

Third quarter operating results reflect higher market prices for oil and natural gas combined with strong production growth from Comstock's onshore operations.  Comstock's production from its continuing onshore operations in the third quarter of 2008 increased 23% to 15.0 billion cubic feet equivalent of natural gas ("Bcfe") as compared to production of 12.2 Bcfe in the third quarter of 2007.  The third quarter average daily production rate of 163 million cubic feet of natural gas equivalent ("Mmcfe") decreased 3% from the second quarter 2008 production rate of 168 Mmcfe per day mainly due to the sales of certain non-core oil and gas properties completed in the second and third quarters of this year.  Comstock's realized oil prices in the third quarter of 2008 averaged $105.15 per barrel, 64% higher than the $64.06 per barrel in 2007's third quarter.  Oil prices in the third quarter of 2008 were comparable with the $105.16 per barrel realized during the second quarter of 2008.  Natural gas prices realized in the third quarter of 2008 averaged $10.16 per Mcf, 62% higher than the $6.26 per Mcf for 2007.  Natural gas prices in the third quarter of 2008 were slightly below the $10.51 per Mcf realized during the second quarter of 2008.  The 23% production increase and higher commodity prices caused third quarter 2008's oil and gas sales to increase 97% to $163.9 million from 2007's third quarter sales of $83.1 million.  Operating cash flow (before changes in working capital accounts) generated by Comstock's continuing operations in 2008's third quarter of $133.0 million increased 152% over 2007's third quarter operating cash flow of $52.8 million.  EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses from continuing operations, increased 119% to $138.9 million in 2008's third quarter over 2007's third quarter EBITDAX from continuing operations of $63.3 million.

Comstock reported net income of $348.3 million or $7.65 per diluted share for the nine months ended September 30, 2008 as compared to 2007's net income of $47.2 million or $1.05 per diluted share.  Income from continuing operations for this period was $154.6 million or $3.40 per diluted share as compared to income from continuing operations of $32.5 million or $0.73 per diluted share for the same period in 2007.

Financial results for the first three quarters of 2008 also reflect higher oil and natural gas prices and the Company's strong production growth in 2008.  Comstock's continuing onshore production in the first nine months of 2008 increased 36% to 44.9 Bcfe as compared to production of 33.1 Bcfe in the first nine months of 2007.  Realized oil prices in the first nine months of 2008 averaged $97.74 per barrel, 74% higher than the $56.15 per barrel realized in 2007.  Natural gas prices in the first nine months of 2008 averaged $9.65 per Mcf, or 42% higher than the $6.78 per Mcf realized in 2007.  Oil and gas sales of $463.6 million for the first nine months of 2008 increased 96% from 2007's first nine months sales of $236.1 million.  Operating cash flow (before changes in working capital accounts) generated by Comstock's continuing operations in 2008's first nine months of $358.8 million increased 135% from 2007's first nine months cash flow from continuing operations of $152.6 million.  EBITDAX from continuing operations was $387.2 million in 2008's first nine months, a 117% increase over 2007's first nine months EBITDAX from continuing operations of $178.5 million.

The operations of Bois d'Arc are reflected as discontinued operations due to sale of the Company's stake in Bois d'Arc to Stone, which was completed on August 28, 2008.  The Company's income attributable to the discontinued operations of Bois d'Arc was $11.8 million or 26¢ per diluted share in the third quarter of 2008 as compared to $6.3 million (14¢ per diluted share) in the third quarter of 2007.  For the nine months ended September 30, 2008, Bois d'Arc contributed $35.7 million or 77¢ per diluted share to net income as compared to $14.7 million or 32¢ per diluted share for the same period in 2007.  Comstock received $439.9 million in cash and 5,317,069 shares of Stone common stock for its stake in Bois d'Arc.  Comstock reported an after tax gain on the sale in the three months and nine months ended September 30, 2008 of $158.1 million or $3.45 and $3.48 per diluted share for the three and nine months ended September 30, 2008, respectively.

The 2008 third quarter financial results also include a $5.4 million gain ($3.5 million after tax or 8¢ per diluted share) on the previously announced sales of certain properties for $16.4 million which closed in August and September 2008.  The properties include Comstock's interests in the East White Point and Markham fields in South Texas.  The estimated proved reserves attributable to the sold properties is 15.3 Bcfe.  Production in 2008 attributable to Comstock's interest in these properties was 0.8 Mmcfe per day.

Nine Months 2008 Onshore Drilling Results

Comstock also announced the results of its 2008 onshore drilling program.  In the first nine months of 2008 Comstock drilled 112 wells (59.7 net).  110 (58.9 net) of the wells drilled were successful and two (0.8 net) were dry holes.

Comstock drilled 96 successful wells (49.5 net) in its East Texas / North Louisiana region which have been tested at an average per well initial production rate of 2.7 Mmcfe per day.  Wells drilled in the first nine months of 2008 include 35 wells (10.1 net) drilled in the Hico Knowles – Terryville area of North Louisiana.  Thirty-two of these wells have been completed and had initial production rates which have averaged 3.7 Mmcfe per day.  Comstock has also drilled 33 wells (26.1 net) in its Logansport field in North Louisiana.  Twenty-nine of these wells have been completed with initial production rates which averaged 1.5 Mmcfe per day.  Comstock's 2008 drilling program in this region includes four successful horizontal Cotton Valley wells drilled in its Waskom and Blocker fields in Harrison County, Texas.  These wells have a per well average initial production rate of 7.5 Mmcfe per day.  Comstock's average working interest in these wells is 83%.

Other activity in the East Texas / North Louisiana region relates to the Company's emerging Haynesville shale play.  Comstock estimates that it now has 85,392 (70,004 net) acres that are prospective for Haynesville shale development in this region.  The Company has four horizontal wells in process to begin the commercial development of this play.  The BSMC LA 7 H #1 well in the Toledo Bend North field has been drilled to a vertical depth of 11,750 feet with a completed lateral length of 4,300 feet.  A ten stage frac is currently underway to complete this well.  Comstock has a 88% working interest in this well.  The Bogue A#6 H well has been drilled in the Waskom field to a vertical depth of 11,400 feet, with plans to drill and complete a 4,000 foot lateral extension of this well starting in December, 2008.  The Company has a 100% working interest in this well.  The Gamble #24-1 H well in the Logansport field has reached final vertical depth at 12,100 feet and the rig is preparing to drill a 3,500 foot lateral portion of this well.  The Company has a 22% working interest in this well.  The Collins LA #15 H well in Logansport has also been drilled to total vertical depth of 10,336 feet and drilling of the 4,000 lateral portion of this well is also in progress.  Comstock has a 100% working interest in this well.

In South Texas, Comstock drilled 11 development wells (8.8 net), all but one (0.3 net) of which were successful, and two (0.9 net) exploratory wells, one (0.4 net) of which was successful, during the first nine months of 2008.  The successful wells had an average per well initial production rate of 3.8 Mmcfe per day.  Three of the successful wells were in the Las Hermanitas field in Duval County, Texas, five were in the Javelina Field in Hidalgo County, two were in the Ball Ranch field, and one was in the Lorenz Ranch field.

Comstock also had two (0.3 net) successful wells drilled in the San Juan Basin and one (0.2 net) successful well drilled in the Anadarko Basin during the first nine months of this year.

Comstock spent $309.3 million during the first nine months of 2008 for its acquisition, exploration and development activities related to its continuing onshore operations, consisting of $110.9 million for the acquisition of leases, $195.2 million for development drilling and other development activity and $3.2 million for exploratory drilling.  Comstock expects to spend $425.0 million in 2008, including $114.0 million for the acquisition of new leases in the Haynesville shale.  These expenditures are expected to be funded with operating cash flow.

Comstock also announced that its bank group led by Bank of Montreal has reaffirmed the Company's $590.0 million borrowing base as of October 29, 2008.  Comstock currently has no borrowings outstanding under its $850.0 million revolving bank credit facility which matures on December 15, 2011.

Comstock has planned a conference call for 9:30 a.m. Central Time on Tuesday, November 4, 2008 to discuss the operational and financial results for the third quarter of 2008.  Anyone wishing to participate should visit our website at www.comstockresources.com for a live web cast or dial 1-866-578-5801 and provide access code 30978612 when prompted.  If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com.  The web replay will be available for approximately one week.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Oil and gas sales	$163,852	$83,087	$463,595	$236,094
Gain on sales of assets	5,356	—	26,560	—

Operating expenses:
Oil and gas operating	21,556	17,030	66,120	48,709
Exploration	2,794	1,375	5,032	3,651
Depreciation, depletion and amortization	45,943	33,413	131,870	91,021
Impairment	—	482	—	482
General and administrative	7,242	5,663	20,328	17,501

Total operating expenses	77,535	57,963	223,350	161,364

Operating income from continuing operations	91,673	25,124	266,805	74,730

Other income (expenses):
Interest income	587	256	953	644
Other income	29	39	87	116
Interest expense	(4,751)	(8,772)	(23,248)	(22,832)

Total other income (expenses)	(4,135)	(8,477)	(22,208)	(22,072)

Income from continuing operations before income taxes	87,538	16,647	244,597	52,658
Provision for income taxes	(32,774)	(6,539)	(90,003)	(20,180)

Income from continuing operations	54,764	10,108	154,594	32,478

Income from discontinued operations after income taxes and minority interest	169,853	6,320	193,745	14,725
Net income	$224,617	$16,428	$348,339	$47,203

Basic net income per share:
Continuing operations	$1.22	$0.23	$3.48	$0.75
Discontinued operations	3.80	0.15	4.36	0.34
	$5.02	$0.38	$7.84	$1.09
Diluted net income per share:
Continuing operations	$1.20	$0.23	$3.40	$0.73
Discontinued operations	3.71	0.14	4.25	0.32
	$4.91	$0.37	$7.65	$1.05
Weighted average shares outstanding:
Basic	44,748	43,379	44,448	43,372
Diluted	45,759	44,434	45,419	44,345

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

OPERATING CASH FLOW:
Net income from continuing operations	$54,764	$10,108	$154,594	$32,478
Reconciling items:
Deferred income taxes	32,667	4,794	85,171	16,640
Dry hole costs and lease impairments	1,875	1,182	4,113	3,458
Depreciation, depletion and amortization	45,943	33,413	131,870	91,021
Gain on sale of assets	(5,356)	—	(26,560)	—
Impairment	—	482	—	482
Debt issuance cost amortization	203	203	608	608
Stock-based compensation	3,252	2,644	8,968	7,905
Unrealized loss on derivatives	(359)	—	—	—
Operating cash flow	132,989	52,826	358,764	152,592
Excess tax benefit from stock-based compensation	(173)	(2)	(8,805)	(602)
(Increase) decrease in accounts receivable	10,578	5,090	(14,738)	(5,749)
Decrease in other current assets	(7,583)	(2,814)	(8,758)	(2,757)
Increase (decrease) in accounts payable and accrued expenses	(5,505)	(23,312)	4,573	5,375
Net cash provided by operating activities from continuing operations	$130,306	$31,788	$331,036	$148,859

EBITDAX:
Income from continuing operations	$54,764	$10,108	$154,594	$32,478
Gain on sales of assets	(5,356)	—	(26,560)	—
Interest expense	4,751	8,772	23,248	22,832
Income tax expense	32,774	6,539	90,003	20,180
Depreciation, depletion and amortization	45,943	33,413	131,870	91,021
Impairment	—	482	—	482
Stock-based compensation	3,252	2,644	8,968	7,905
Exploration	2,794	1,375	5,032	3,651
EBITDAX from continuing operations	$138,922	$63,333	$387,155	$178,549

	As of September 30,
	2008	2007

Balance Sheet Data:
Cash and cash equivalents	$118,357	$2,286
Other current assets	79,110	49,307
Marketable securities	181,858	—
Property and equipment, net	1,381,289	1,110,706
Assets of discontinued operations	—	969,912
Other	3,349	4,148
Total assets	$1,763,963	$2,136,359

Accounts payable and accrued expenses	$282,247	$85,958
Long-term debt	175,000	497,000
Deferred income taxes	170,553	89,106
Deferred unrealized hedging losses	176	—
Asset retirement obligation	7,369	9,307
Liabilities and minority interest of discontinued operations	—	716,436
Stockholders' equity	1,128,618	738,552
Total liabilities and stockholders' equity	$1,763,963	$2,136,359

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended September 30, 2008				For the Three Months Ended September 30, 2007
	East Texas/				East Texas/
	North	South			North	South
	Louisiana	Texas	Other	Total	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	95	38	131	264	37	51	172	260
Gas production (million cubic feet – Mmcf)	7,441	5,163	791	13,395	6,395	3,426	791	10,612
Total production (Mmcfe)	8,012	5,388	1,577	14,977	6,616	3,735	1,819	12,170

Oil sales	$11,164	$4,504	$12,053	$27,721	$2,610	$3,820	$10,198	$16,628
Gas sales	77,978	54,018	6,865	138,861	38,802	22,919	4,738	66,459
Gas hedging losses	—	(2,730)	—	(2,730)	—	—	—	—
Total gas sales	77,978	51,288	6,865	136,131	38,802	22,919	4,738	66,459
Total oil and gas sales	$89,142	$55,792	$18,918	$163,852	$41,412	$26,739	$14,936	$83,087

Average oil price (per barrel)	$117.52	$118.53	$92.01	$105.15	$70.54	$74.90	$59.29	$64.06
Average gas price (per thousand cubic feet – Mcf)	$10.48	$10.46	$8.68	$10.37	$6.07	$6.69	$5.99	$6.26
Average gas price including hedging (per Mcf)	$10.48	$9.93	$8.68	$10.16	$6.07	$6.69	$5.99	$6.26
Average price (per Mcf equivalent)	$11.13	$10.86	$12.00	$11.12	$6.26	$7.16	$8.21	$6.83
Average price including hedging (per Mcf equivalent)	$11.13	$10.35	$12.00	$10.94	$6.26	$7.16	$8.21	$6.83
Lifting cost(1)	$9,485	$7,224	$4,847	$21,556 (1)	$7,822	$4,276	$4,932	$17,030	(1)
Lifting cost (per Mcf equivalent)	$1.18	$1.34	$3.07	$1.44	$1.18	$1.14	$2.71	$1.40

Oil and Gas Capital Expenditures:
Acquisitions	$—	$—	$—	$—	$—	$(776)	$—	$(776)
Leasehold costs	89,213	206	47	89,466	2,266	460	75	2,801
Exploratory drilling	—	426	44	470	—	2,607	229	2,836
Development drilling	54,784	16,769	460	72,013	48,045	22,333	6,971	77,349
Other development	166	1,032	328	1,526	808	642	1,009	2,459
Total	$144,163	$18,433	$879	$163,475	$51,119	$25,266	$8,284	$84,669

(1) Includes production taxes of $6,114 and $4,009 for the three months ended September 30, 2008 and 2007, respectively.

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Nine Months Ended September 30, 2008				For the Nine Months Ended September 30, 2007
	East Texas/				East Texas/
	North	South			North	South
	Louisiana	Texas	Other	Total	Louisiana	Texas	Other	Total
Oil production (thousand barrels)	226	142	407	775	122	158	486	766
Gas production (million cubic feet – Mmcf)	21,395	16,633	2,179	40,207	17,848	8,426	2,188	28,462
Total production (Mmcfe)	22,752	17,485	4,618	44,855	18,578	9,375	5,103	33,056

Oil sales	$25,213	$16,012	$34,494	$75,719	$7,500	$10,121	$25,372	$42,993
Gas sales	212,455	162,993	19,786	395,234	118,793	60,310	13,998	193,101
Gas hedging losses	—	(7,358)	—	(7,358)	—	—	—	—
Total gas sales	212,455	155,635	19,786	387,876	118,793	60,310	13,998	193,101
Total oil and gas sales	$237,668	$171,647	$54,280	$463,595	$126,293	$70,431	$39,370	$236,094

Average oil price (per barrel)	$111.56	$112.76	$84.75	$97.74	$61.48	$64.06	$52.21	$56.15
Average gas price (per thousand cubic feet – Mcf)	$9.93	$9.80	$9.08	$9.83	$6.66	$7.16	$6.40	$6.78
Average gas price including hedging (per Mcf)	$9.93	$9.36	$9.08	$9.65	$6.66	$7.16	$6.40	$6.78
Average price (per Mcf equivalent)	$10.45	$10.24	$11.75	$10.50	$6.80	$7.51	$7.72	$7.14
Average price including hedging (per Mcf equivalent)	$10.45	$9.82	$11.75	$10.34	$6.80	$7.51	$7.72	$7.14
Lifting cost(2)	$28,133	$22,312	$15,675	$66,120 (2)	$22,817	$12,060	$13,832	$48,709	(2)
Lifting cost (per Mcf equivalent)	$1.24	$1.28	$3.39	$1.47	$1.23	$1.29	$2.71	$1.47

Oil and Gas Capital Expenditures:
Acquisitions	$—	$—	$—	$—	$—	$31,189	$—	$31,189
Leasehold costs	109,220	1,612	108	110,940	2,801	1,965	2,780	7,546
Exploratory drilling	—	2,783	395	3,178	—	7,994	2,430	10,424
Development drilling	137,343	43,033	2,006	182,382	159,139	49,818	22,913	231,870
Other development	1,451	8,068	3,309	12,828	1,822	1,627	2,326	5,775
Total	$248,014	$55,496	$5,818	$309,328	$163,762	$92,593	$30,449	$286,804

(2) Includes production taxes of $18,892 and $10,511 for the nine months ended September 30, 2008 and 2007, respectively.